Exhibit 5.2

15th August, 2014

To:	Perrigo Company p.l.c.

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Re:	Indenture dated as of 8th November, 2013 between Wells Fargo Bank, National Association, as trustee (the “Trustee”) and Perrigo Company Limited (now Perrigo Company p.l.c.) as issuer (the “Issuer”) as amended, varied and/or supplemented from time to time

Dear Sirs,

PART I

Introduction

Request for Opinion

1.1	We have been requested to give an opinion in relation to each Company’s (as defined in Schedule 1) entry into of the certain documents (more particularly described in Schedule 2, Parts 1 and 2) and the intended future issue by the Company of the $500,000,000 1.30% Senior Notes due 2016, $600,000,000 2.30% Senior Notes due 2018, $800,000,000 4.00% Senior Notes due 2023 and $400,000,000 5.30% Senior Notes due 2043 (collectively, the “Exchange Notes”) as a consequence of the exchange offer (the “Exchange Offer”) referred to in the United States Securities and Exchange Commission (“SEC”) Form S-4 Registration Statement filed by the Issuer with the SEC on the date hereof (the “Form S-4”).

Interpretation

1.2.	Terms defined in the Form S-4, save where expressed to the contrary, have the same meaning in this opinion.

1.3.	Headings and sub-headings in this opinion are for ease of reference only, and do not affect its interpretation.

1.4.	Save where the context otherwise requires, reference in this opinion to a paragraph number shall be reference to such numbered paragraph in this opinion.

Extent of examination and investigation

1.5.

We have made no searches or enquiries concerning, and examined no documents entered into or affecting any Company or any other person, or any corporate records of the aforesaid, save for: (a) the documents referred to in Schedule 2, Parts 1 and 2); (b) the documents listed in Schedule 3 (such documents listed in Schedule 3 being referred to herein as the “Corporate Documents”); (c) those searches, enquiries, documents or corporate records expressly specified in this opinion as having been made or examined. The Transaction Documents (as defined in Schedule 2) and the Corporate Documents are referred to hereinafter as the “Documents” and each a “Document”. In particular, we have not received or reviewed any offering memorandum, listing particulars, prospectus or similar or equivalent document in respect of the Exchange Notes. We point out that the Exchange Offer and/or the Exchange Notes have not been issued as of the Opinion Date (as defined below) and may only be issued by the Issuer after the expiry of the Exchange Offer.

Irish law

1.6.	This opinion is confined to matters of Irish law in force as at the date hereof (the “Opinion Date”). Accordingly, we neither express nor imply any opinion on any laws other than the laws of Ireland as currently applied by the Irish courts as of the Opinion Date. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction (including the law of the European Union as it may affect any jurisdiction other than Ireland), which would or might affect our opinion as stated herein.

1.7.	We express no views or opinions on matters relating to tax in this opinion, including, without limitation, the liability to tax of any Company or any third party in connection with the Documents.

Matters of fact

1.8.	As to the questions of fact material to this opinion, we have relied, without investigation, solely upon statements or certifications of officers and representatives of each Company none of which we believe to be incorrect.

1.9.	We have not assisted in the investigation or verification of the facts (other than the details of the incorporation of each Company) or the reasonableness or accuracy of any assumption or statement of opinion contained in any of the Documents or in determining whether any material fact has been omitted therefrom.

PART II

Assumptions (General)

We have assumed (without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption) for the purposes of this opinion:

Veracity and bona fides

2.1	the genuineness of all signatures and/or corporate seals on, and the authenticity and completeness of, all documents submitted to us, whether as originals or copies and the capacity of all individuals who signed;

2.2	the conformity to originals of all documents supplied to us as photocopies, facsimile copies or scanned copies transmitted by email and that where a redlined version of a document has been provided to us such redline highlights all amendments made to that version of the document previously reviewed by us;

2.3	that, save for the as yet unissued Exchange Notes and such offering memoranda, listing particular, prospectus or equivalent documents as may be necessary or desirable in connection with the making of the Exchange Offer, the issue and/or any listing of the Exchange Notes, the Transaction Documents represent and contain the entirety of the transactions entered into by the Companies with the parties to the Transaction Documents with respect to or in connection with the transactions contemplated by the Transaction Documents and that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein;

2.4	that, other than the Joinder Documents (as defined in Schedule 2), no deed, agreement, instrument or other document of whatsoever nature which (or which purports to) supplements, amends alters or varies or which constitutes (or purports to constitute) a joinder, adherence or accession to any of the Original Documents (as defined in Schedule 2) in any way bears upon or is inconsistent with the opinions stated herein;

2.5	that the terms, conditions and provisions of the Exchange Offer and the Exchange Notes as set out in any offering memorandum, listing particulars, prospectus or equivalent document necessary or desirable in connection with the making of the Exchange offer and the issue and any listing of the Exchange Notes shall be identical to those set out in the Form S-4;

2.6	that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen and where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this opinion, the originals of such documents correspond in all respects with the last drafts or versions of the documents submitted to and received by us and that the parties to the Documents have in each case executed the physical document constituting the execution version of the relevant Document(s) to which they are a party;

2.7	that the copy of the memorandum and articles of association of Habsont attached to the Habsont Initial Certificate (as defined in Schedule 3) was accurate and complete as of the date of the Habsont Initial Certificate, was then and at all times up to 17th December, 2013 (the “Amendment Date”) in full force and effect and, during that period, was not modified, amended, varied or revoked and that no action was taken at any time during that period or since which would have or might have altered the effectiveness of same;

2.8	that the copy of the memorandum and articles of association of Habsont attached to the Habsont Certificate (as defined in Schedule 3) was and is accurate and complete at all times from the Amendment Date up to and including the Opinion Date, has been at all times during that period and is in full force and effect and has not been modified, amended, varied or revoked and that no action has been taken which would or might alter the effectiveness of same, as confirmed by the Habsont Certificate;

2.9	that the copy of the memorandum and articles of association of the Issuer attached to the Issuer’s Initial Certificate (as defined in Schedule 3) was accurate and complete as of the date of the Issuer’s Initial Certificate, was then and at all times up to 27th November, 2013 (the “Re-registration Date”) in full force and effect and, during that period, was not modified, amended, varied or revoked and that no action was taken at any time during that period or since which would have or might have altered the effectiveness of same;

2.10	that the copy of the memorandum and articles of association of the Issuer attached to the Issuer’s Certificate (as defined in Schedule 3) was and is accurate and complete at all times from the Re-registration Date up to and including the Opinion Date, has been at all times during that period and is in full force and effect and has not been modified, amended, varied or revoked and that no action has been taken which would or might alter the effectiveness of same, as confirmed by the Issuer’s Certificate;

2.11	that the copy of the memorandum and articles of association of each Guarantor attached to the relevant Guarantor’s Initial Certificate (as defined in Schedule 3) was accurate and complete as of the date of that Guarantor’s Initial Certificate, is accurate and complete as of the Opinion Date, was as of the date of that Guarantor’s Initial Certificate and has been at all times since, was at all times and is, in full force and effect and has not been modified, amended, varied or revoked and that no action has been taken at any time which would or might alter the effectiveness of same, as confirmed by the relevant Guarantor’s Certificate (as defined in Schedule 3);

2.12	the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Documents, their respective directors, employees, agents and advisers (with the exception of Dillon Eustace);

Representations and Warranties

2.13	the truth, accuracy and completeness at all relevant times of each of the statements of matters of fact contained in: (a) the Certificates; (b) the Minutes (as defined in Schedule 3); (c) the Statutory Declarations (as defined in Schedule 3); and (d) the other Documents; and that there was and is, were and are, no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but should be aware of for the purposes of this opinion and/or which in any way amend or vary the terms of the Documents or in any way bear upon or are inconsistent with the Documents and/or the opinions stated herein;

2.14	that any representation or warranty given by any Company that it was or is not aware of or had or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.15	that the representations and warranties by any of the parties to any of the Documents (other than any representations and warranties of any Company in relation to any of the matters specifically the subject of our opinion in Part III hereof) are, and will be when made or repeated, or when deemed made or repeated, as the case may be, true and accurate in all material respects and that such representations and warranties were at all relevant times true and accurate;

Corporate power, authorisation and execution of Documents

2.16	that, other than any matters of which we are actually aware, no circumstances have existed or exist which would have prevented, or would prevent, the directors of any Company (the “Directors”) from authorising the entry into, execution and delivery of the Documents or from performing the obligations of the relevant Company thereunder in accordance with their duties as directors under all applicable laws;

2.17	that the proceedings described in the Minutes were in the case of each Company duly convened and conducted as so described; the Minutes are an accurate recording of the proceedings at those meetings; the resolutions referred to therein were passed by a qualified quorum, duly adopted, have not been revoked or varied and remain in full force and effect as confirmed by the relevant Certificate (as defined in Schedule 3) and no action has been taken which would or might alter or affect the effectiveness thereof (as to which we refer you to the Certificates);

2.18	that each of the Documents has been duly and validly authorised by each of the parties thereto (other than the Companies as a matter of Irish law) and that the same have been duly and validly executed, delivered and, where applicable, authenticated and/or effectuated (if applicable) by each of the parties thereto in accordance with applicable law (other than as a matter of Irish law by the Companies);

2.19	each Company had been and was incorporated and registered and was validly existing on the date of execution by it of the Transaction Documents to which it is a party;

Solvency

2.20	that on 5th November, 2013 and at all times since (including without limitation, on the Opinion Date): (a) no Company was, is and will be unable to pay its debts within the meaning of Section 214 of the Companies Act, 1963 (as amended) or Section 2(3) of the Companies (Amendment) Act, 1990; (b) no Company was, is and would, as a consequence of doing any act or thing which any Document contemplates, permits or requires that Company to do, be unable to pay its debts within the meaning of such Sections; (c) no receiver has been appointed in relation to any of the assets or undertaking of any Company; and (d) without prejudice to our opinion in paragraph 3.4 (as qualified by paragraphs 4.1 and 4.2), no petition for the making of an order for the appointment of an examiner or a winding-up order has been presented in relation to any Company;

2.21	that, in entering into the Documents and carrying out the transactions referred to therein, there was never any, and is no, intent on the part of any Company to defraud any of its creditors or to prefer any of its creditors over any other of its creditors;

Corporate Benefit

2.22	that, in respect of each of the Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Documents:

(a)	each of the parties entered into the same in good faith and for the purpose of carrying on its business;

(b)	each of the parties entered into the same on arm’s length commercial terms;

(c)	each of the parties had reasonable grounds for believing that the same would benefit such party, was in its commercial interest, for its corporate benefit and, in the case of each Company, that the Directors of the relevant Company had reasonable grounds for believing that the same would benefit the relevant Company, be in its commercial interest and for its corporate benefit;

(d)	each of the parties is entering into the same on their own behalf and not on behalf of a third party;

Approvals and consents

2.23	that any consent, licence, approval or authorisation of any person which was or is required in relation to the execution and delivery of the Documents and the performance and observance of the terms thereof by the parties thereto has been obtained and any conditions attaching to any such consent, licence, approval or authorisation have been, and will continue to be, complied with by any relevant person;

2.24	that no Company has at any time granted, and no Company will be granting, any Liens (as defined in the Indenture) and no charge or other security interest has been, is, or will be, created by any Company pursuant to, or in connection with, the Transaction Documents or any of them;

2.25	that none of the parties to the Documents were at any time, are or will be providing or engaging in unauthorised investment business services, or investment advice for the purposes of the Investment Intermediaries Act, 1995 (as amended) (the “IIA”) or unauthorised investment services for the purposes of the European Communities (Markets in Financial Instruments) Regulations 2007, (S.I. No. 60 of 2007) (as amended) (“MiFID”), or an unauthorised payment service for the purposes of the European Communities (Payment Services) Regulations 2009 (S.I. No. 383 of 2009) (the “PSD Regulations”) by virtue of entering into the Transaction Documents and/or the transactions contemplated therein and therefore the IIA, MiFID and the PSD Regulations are not applicable;

2.26	that none of the parties to the Documents were, are or will be as a result of entering into the Transaction Documents and/or performing their respective obligations thereunder and/or the transactions contemplated thereby carrying on unauthorised banking business or investment or insurance business;

Transactions with Directors

2.27	that the Issuer, each Guarantor and any other company whose debts, obligations and/or liabilities are guaranteed or secured by the Companies (or any of them) pursuant to the Transaction Documents, constituted, constitute and will constitute at all relevant times a group of companies entitled to the benefit of the exemption from Section 31 of the Companies Act 1990 (as amended) (the “1990 Act”) contained in Section 35 of the 1990 Act;

Financial Assistance

2.28	that the Issuer used the proceeds of the issuance of the initial notes (as referred to in the Form S-4) solely and exclusively for the purposes of paying the cash consideration payable under the Transaction Agreement dated 28th July, 2013 between, among others, the Issuer (formerly known as Blisfont Limited) and Elan Corporation Limited (formerly Elan Corporation, public limited company) to the former holders of ordinary shares and/or American Depositary Receipts issued by Elan Corporation, public limited company (and for no other purpose whatsoever);

2.29	that the copies produced to us of the Resolutions (as defined in Schedule 3) were at all times and are true copies and correctly record the resolutions approved by the shareholders of each Company, that such resolutions were duly signed by or on behalf of all the shareholders of each Company and that no further resolutions of the shareholders or the board of directors (or any committee thereof) of any Company have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

2.30	that, in accordance with Section 60 of the Companies Act 1963 (as amended) (“Section 60”):

2.30.1	each Company appended to the relevant Resolution a copy of the relevant duly and properly signed and sworn Statutory Declaration (as defined in Schedule 3) which complies with subsection (3) and (4) of Section 60 prior to the relevant Resolution being circulated to any of the shareholders in the relevant Company for their consideration;

2.30.2	each Statutory Declaration was duly sworn by all or a majority of the directors of the relevant Company in accordance with all applicable laws and that each director swearing such Statutory Declaration was a duly appointed director of the relevant Company; and

2.30.3	the copy of each Statutory Declaration was and is a true and correct copy thereof and that no further resolutions of the shareholders of the relevant Company or its directors or any committee thereof has been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

2.30.4	a copy of each Statutory Declaration and a Form G1(16) in respect of each Resolution was filed with the Registrar of Companies within the applicable statutory period;

Cross-default

2.31	that the execution and performance of the obligations under the Documents by each Company has not, does not and will not, and no other contracts have been entered into by any Company which would, infringe the terms of, or constitute a default under, any trust deed, debenture, agreement or other instrument or obligation or by which any property, undertaking, assets or revenues of any Company was/were or is/are bound;

Searches of public registries

2.32	that the information disclosed by our searches on 15th August 2014 at each of the Companies Registration Office, Judgments’ Office, Office of the Sheriff of the City of Dublin and the Central Office of the High Court in relation to each Company (the “Searches”) was then accurate and continues to be accurate as of the Opinion Date and has not since been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our searches;

Changes to Irish law

2.33	to the extent that any opinion is expressed in relation to any agreement or transaction under or in connection with any of the Documents taking place, or any other matter occurring, after the Opinion Date that:

(a)	the law as at the Opinion Date remains unchanged and that the assumptions and qualifications set out in this opinion continue to apply including, where relevant, with reference to the facts and circumstances then existing;

(b)	the form of any such agreement or transaction is not different in any respect which would be relevant for the purposes of this opinion from those entered into on or before the Opinion Date and examined by us;

(c)	the Certificates remain true as if given on the date on which any such agreement or transaction becomes effective or any such agreement or transaction is entered into including, where relevant, with reference to the facts and circumstances then existing; and

(d)	no relevant agreement or transaction is entered into between the presentation of a petition for an examination order or a winding up order in relation to any Company and the making of an order on that petition;

Foreign Law

2.34	that the Transaction Documents were and are within the capacity and powers of each of the parties thereto (other than the Companies), were never and are not subject to avoidance by any person and have at all times constituted and will constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

2.35	that there never were and are no provisions of the laws of any jurisdiction outside Ireland which would be contravened by any Company as a result of the execution or delivery of the Transaction Documents and the performance of any Company of its respective obligations thereunder and that none of the opinions expressed below will be affected by the laws (including the public policy) of any jurisdiction outside Ireland;

2.36	insofar as any obligation or right of a party pursuant to any of the Transaction Documents has fallen, falls or will fall to be performed or, as the case may be, exercised in any jurisdiction outside Ireland, that its performance or, as the case may be, exercise was never and will not be illegal or ineffective by virtue of the laws of that jurisdiction or in breach of exchange control regulations or other laws or directives under the laws of that jurisdiction;

2.37	the choice of the laws of the State of New York as the governing law of the Transaction Documents, including any non-contractual obligations arising out of or in connection therewith, was at all times and is valid as a matter of all applicable law and the submission by each Company, (a) in the Indenture (as defined in Schedule 2) to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan n the County and City of New York; and (b) in the Purchase Agreement and the Registration of Rights Agreement (as those terms are defined in Schedule 2) to the exclusive jurisdiction of the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New Yorkwas at all times and is valid and binding upon each Company as a matter of all applicable laws will be upheld, recognised and given effect to by the courts of any relevant jurisdiction;

Centre of Main Interests

2.38	that each Company had at all relevant times, has and will have its “Centre of Main Interests” in Ireland for the purposes of Council Regulation EC No. 1346/2000 (the “Insolvency Regulation”) and that no Company did or does and no Company will have an “establishment” (being any place of operations where a company carries out a non-transitory economic activity with human means and goods as defined in Article 2 (h) of the Insolvency Regulation) outside Ireland;

The Exchange Notes

2.39	that a duly and property completed statutory Form B3 will be filed in due course with the Registrar of Companies with respect to notice of the place where the register of debenture holders of the Issuer shall be held;

2.40	that the Exchange Offer will be made and conducted in conformity with the description set out in the Form S-4 and the Exchange Notes will be issued in the form set out in the Indenture and the Registration of Rights Agreement and the Exchange Notes will conform with the descriptions and restrictions set out in the Transaction Documents and the Form S-4;

2.41	that, with regard to the Exchange Notes to be issued by the Issuer in the form set out in, and in accordance with provisions of, the Indenture and the Registration of Rights Agreement, Ireland will be its home Member State for the purpose of EU Prospectus Directive (2003/73/EC) (as amended by Directive 2010/73/EU (the “2010 PD Amending Directive”)) (collectively, the “Prospectus Directive”) and that any offering memorandum, listing particulars, prospectus or equivalent documents and any other offering materials in relation to the Exchange Offer and/or the Exchange Notes will only be issued in accordance with the provisions of the Prospectus Directive and the applicable implementing provisions in Ireland;

2.42	that, the Exchange Notes will not be underwritten, issued, placed, offered sold or otherwise transferred, nor will any other action be taken in respect of the Exchange Offer and/or the Exchange Notes, except in accordance with the terms of the Transaction Documents and the Companies Acts 1963 – 2013 (the “Companies Acts”) which, for the avoidance of doubt, includes the Prospectus (Directive 2003/71/EC) Regulations, 2005 (S.I. No 324 of 2005) (as may be amended from time to time) and, upon being brought into force law, any implementing measure of the 2010 PD Amending Directive in Ireland and Irish Market Abuse Law (as defined in the Investment Funds, Companies and Miscellaneous Provisions Act, 2005);

2.43	that the Exchange Notes will have an original maturity of at least one year and all Exchange Notes shall be issued and remain at all times in minimum denominations of at least €100,000 (or an equivalent amount of foreign currency);

2.44	that any and all course of conduct engaged in, or any act done by the Issuer, any holder of any Exchange Notes or any other party (or any of their affiliates or any other person acting on its behalf) for the purpose of, if applicable, stabilising the price of the Exchange Notes and/or in connection with the Exchange Offer will be, or has been, engaged in or done in conformity with the Companies Acts, which for the avoidance of doubt, includes Irish Market Abuse Law (as defined in the Investment Funds, Companies and Miscellaneous Provisions Act, 2005); that the Companies Act (including Irish Market Abuse Law) will be complied with by the Issuer, any holder of any Exchange Notes and any other relevant party (and any and all of their affiliates and any other person acting on its or their behalf) in relation to the Transaction Documents, the Exchange Offer and/or the Exchange Notes; and the Issuer (and any of its affiliates and any other person acting on its behalf) will comply with the applicable requirements of the Transparency (Directive 2004/109/EC) Regulations, 2007 (S.I. 277 of 207) (as may be amended from time to time);

2.45	that the Exchange Notes will be issued, authenticated and effectuated (to the extent applicable) in accordance with the provisions of the Indenture and Registration of Rights Agreement and the Exchange Offer; and

2.46	that all opinions and intentions expressed in any offering memorandum, listing particulars, prospectus or similar document in relation to the Exchange Offer and/or the Exchange Notes will be honestly held and all statements contained therein will be true and accurate when made;

2.47	that any offering memorandum, listing particulars, prospectus or equivalent documents and any other offering materials in relation to the Exchange Offer and/or the Exchange Notes:

2.47.1	will only be issued or caused to be issued in accordance with the Listing and Admission to Trading Rules of the Global Exchange Market of the Irish Stock Exchange (the “GEM Rules”); and

2.47.2	will be approved by the Irish Stock Exchange for the purposes of the GEM Rules and published in accordance with paragraphs 3.7 to 3.9 (inclusive) of the GEM Rules;

2.48	that “listing particulars” as defined in, and for the purposes of the GEM Rules will be approved by the Irish Stock Exchange and published in accordance with paragraphs 3.7 to 3.9 (inclusive) of the GEM Rules in connection with the Exchange Offer and the Exchange Notes;

Transaction Documents

2.49	that copies of the Transaction Documents provided to us are accurate and complete as of the Opinion Date, that each of those agreements is in full force and effect and has not been modified, amended, varied or revoked in any way (save that the Original Documents were supplemented on 18th December, 2013 and by the Joinder Documents) and that no action has been taken which would or might alter the effectiveness of same.

PART III

OPINION

Based on and subject to the foregoing (and subject as set out below and subject to any matters not disclosed to us) and having regard to the laws of Ireland in force as at the Opinion Date, we are of the opinion that:

Corporate powers, authorisation, execution and validity

3.1	each Company has been and is incorporated and registered and (based solely on the searches made on the Opinion Date against the Companies and referred to in paragraph 2.30 above) validly existing in Ireland under the Companies Acts 1963 – 2013;

3.2	the Issuer had, on the date of its execution of the Original Documents, the requisite corporate capacity, power and authority under its memorandum and articles of association as attached to the Issuer’s Initial Certificate to enter into the Original Documents;

3.3	Habsont had, on the date of its execution of the Original Documents, the requisite corporate capacity, power and authority under its memorandum and articles of association as attached to the Habsont Initial Certificate to enter into the Original Documents;

3.4	each Elan Guarantor had, on the date of its execution of the Joinder Documents, the requisite corporate capacity, power and authority under its memorandum and articles of association as attached to the relevant Guarantor’s Initial Certificate to exercise its rights and perform its obligations under the Joinder Documents;

3.5	the Original Documents were duly executed as a matter of Irish law by or on behalf of the Issuer and Habsont;

3.6	the Joinder Documents were duly executed as a matter of Irish law by or on behalf of each Elan Guarantor;

3.7	searches made on [.] August, 2014 at the Companies Registration Office and in the Central Office of the High Court revealed no petition, order or resolution for the winding up of any Company and no petition for, and no notice of, appointment in respect of any Company of a receiver or examiner;

Please note, however, the qualifications relating to such searches in paragraphs 4.1 and 4.2 (General Matters);

3.8	all corporate action required of the Issuer by law or regulation in Ireland to authorise the execution and delivery by the Issuer of the Original Documents and the performance by the Issuer of its obligations thereunder has been duly taken by it and such execution, delivery and performance did not and does not result in any violation by the Issuer of (a) any existing law or regulation of Ireland applicable to it or (b) any term of the Issuer’s memorandum and articles of association as attached to either the Issuer’s Initial Certificate or the Issuer’s Certificate;

3.9	all corporate action required of Habsont by law or regulation in Ireland to authorise the execution and delivery by Habsont of the Original Documents and the performance by Habsont of its obligations thereunder has been duly taken by it and such execution, delivery and performance did not and does not result in any violation by Habsont of (a) any existing law or regulation of Ireland applicable to it or (b) any term of Habsont’s memorandum and articles of association as attached to Habsont Initial Certificate and as confirmed by the Habsont Certificate;

3.10	all corporate action required of each Elan Guarantor by law or regulation in Ireland to authorise the execution and delivery by each Elan Guarantor of the Joinder Documents and the performance by each Elan Guarantor of its obligations thereunder has been duly taken by it and such execution, delivery and performance did not and does not result in any violation by such Elan Guarantor of (a) any existing law or regulation of Ireland applicable to it or (b) any term of the relevant Elan Guarantor’s memorandum and articles of association as attached to the relevant Initial Guarantor’s Certificate and as confirmed by the relevant Guarantor’s Certificate;

3.11	no consents, licences, approvals, authorisations of, or registrations or filings with any governmental or other authority or agency of public bodies in Ireland are required by Irish law of: (a) the Issuer or Habsont in relation to or in connection with the execution and delivery of the Original Documents; or (b) any Elan Guarantor in relation to or in connection with the execution and delivery of the Joinder Documents other than those that have already been obtained or made, save for the filing of the Form B3 referred to in paragraph 2.37;

3.12	the Issuer has, on the Opinion Date, the requisite corporate capacity, power and authority under its memorandum and articles of association as attached to the Issuer’s Certificate to issue the Exchange Notes; and

3.13	all corporate action required of the Issuer by law or regulation in Ireland to authorise the issue by the Issuer of the Exchange Notes has been duly taken by it.

PART IV

QUALIFICATIONS

Our opinion is subject to the following qualifications:

General Matters

4.1	the search at the Companies Registration Office referred to in paragraph 3.7 is not conclusively capable of revealing whether or not:

(a)	a winding up order has been made in respect of a company or a resolution passed for the winding up of a company; or

(b)	a receiver, examiner or liquidator has been appointed in respect of a company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the register of the company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order to appoint an examiner has been presented;

4.2	the search at the Central Office of the High Court referred to in paragraph 3.7 relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Office of the High Court immediately and the search only relates to the period of six months prior to the date when the enquiry was made;

4.3	the effectiveness of provisions of the Transaction Documents excusing or exculpating a party from a liability or a legal duty otherwise owed, are limited by law;

4.4	a determination, designation, calculation or certificate by any party to any of the Transaction Documents as to any matter provided for therein might, in certain circumstances, be held by an Irish Court not to be final, conclusive and binding (if, for example, it could be shown to have been made arbitrarily or in bad faith) notwithstanding the provisions of the relevant Transaction Document;

4.5	(a)

provisions providing for: (i) the acceleration of payment of principal and accrued interest (provided that such interest is not calculated on a date which falls after the date of default and therefore contains an element of future interest); and (ii) compounding of interest have not been the subject of any judicial decision and, accordingly, we cannot be sure that any particular court would (or would not) uphold such provisions;

(b)	any provision of the Transaction Documents providing for the payment of additional moneys consequent on the breach of any provision thereof by any person expressed to be a party thereto, whether expressed to be by way of penalty, additional interest, liquidated damages or otherwise, would be unenforceable if such provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach in question. We believe any provision for the payment of a modest increase in interest upon the happening of a default would not constitute a penalty provided the increase could in the circumstances be explained as commercially justifiable and that its dominant purpose was not to deter the paying party from breach and that it did not take effect retrospectively (we express no opinion, however, as to whether any such provision in the Transaction Documents does in fact comply with such criteria);

4.6	in some circumstances an Irish court will not give effect to any provision of any of Transaction Document which provides that, in the event of any invalidity, illegality or unenforceability of any provision of such Transaction Document, the remaining provisions thereof shall not be affected or impaired, particularly if to do so would not accord with public policy or would require that the court make a new contract for the parties;

4.7	notwithstanding any provision in any of Transaction Document to the contrary, any such Transaction Document may be capable of being amended by oral agreement or by the conduct of the parties;

4.8	we express no opinion as to the enforceability in all circumstances of clauses of the Transaction Documents relating to (i) set-off; or (ii) clauses containing waivers. In addition, we do not: (i) express any opinion as to the existence of equities, rights of set-off, counterclaims, liens, charges and encumbrances which are not registrable under the Companies Act 1963 (as amended) nor in respect of any such liens, charges and encumbrances which may have been executed but not so registered. Equities which arise involuntarily include rights of set-off, liens, judgment mortgages and judicial execution process such as garnishee orders. Liens are rights which arise by operation of law in certain circumstances to allow the possessor of property which he does not own to retain possession pending the discharge of certain obligations owed to him by the owner. These include the right of a bank to retain possession of its customer’s deeds, documents, bearer or negotiable instruments or chattels in its possession until overdue indebtedness of the customer has been discharged and the right of a solicitor to retain his client’s deeds or documents until his proper charges have been paid;

4.9	an Irish Court may refuse to give effect to any provision of the Transaction Documents (a) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an Irish Court or where the Court has itself made an order for costs; (b) which would involve the enforcement of foreign revenue or penal laws; or (c) which would be inconsistent with Irish public policy;

4.10	where a party to a Transaction Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

4.11	in any proceedings to enforce the provisions of a Transaction Document, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith;

4.12	we express no view on any provision in a Transaction Document requiring written amendments and waivers of any of the provisions of such documents in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties;

4.13	any judgment of the Irish courts for monies due under a Transaction Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purpose of proof in a winding-up is the spot rate (in the case of a compulsory winding-up) on the date of the winding-up order and (in the case of a voluntary winding-up) on the date of the relevant winding-up resolution;

Creditors’ rights

4.14	the opinion set out in this opinion is subject to any limitations arising from laws relating to bankruptcy, insolvency, liquidation, administration, court protection (including without limitation examinership), receivership, re-organisation, moratoria, court schemes, preferential creditors, fraudulent preference, limitation of actions and laws of general application relating to or affecting the rights of creditors;

“Enforceable”

4.15	this opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement or be enforced or shall be deemed to be binding in all circumstances in accordance with its terms. The term “enforceable” or “binding” as used in this opinion, means that the obligations assumed by each Company under the relevant Transaction Documents are of the type which an Irish court enforces. In particular:

(a)	enforcement of obligations of a party to be performed after the Opinion Date may be limited by and/or effected by prescription or lapse of time, frustration, bankruptcy, insolvency, liquidation, examinership, reorganisation and other laws of general application relating to or affecting the rights of creditors as such law may be applied in the event of the bankruptcy, insolvency, liquidation, examinership, reorganisation or other similar proceedings with respect to such party;

(b)	an Irish court will not necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under Irish law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(c)	claims may become barred under the general laws relating to the limitation of actions in Ireland or may be or become subject to the defence of set-off or to counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable or binding in Ireland to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(e)	the enforcement of the obligations of the parties to the Transaction Documents may be limited by the provisions of Irish law applicable to agreements held to have been frustrated by events happening after their execution and any breach of the terms thereof by the party seeking to enforce them;

(f)	enforcement of obligations may be invalidated by reason of fraud;

4.16	currency indemnities to the extent contained in the Transaction Documents may not be enforceable in all circumstances;

4.17	the Transaction Documents may not be valid or enforceable under Irish law to the extent that any obligation thereunder is unenforceable on account of illegality, misrepresentation or fraud or is overridden by considerations of public policy;

4.18	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere;

4.19	we express no opinion herein as to:

(a)	the enforceability of the Exchange Notes and/or the Transaction Documents or the existence of any property or assets of any Company or whether the same are now or may hereafter become subject to any equities, rights or interests in favour of any other person ranking in priority to any holder of Exchange Notes or whether the same could be transferred to any other person free of such security;

(b)	the effectiveness of the Transaction Documents at any time following changes being made to the terms thereof by course of conduct or any waiver whether express or implied; or

(c)	the adequacy of the inquiry into the affairs of each Company which the Directors of that Company, in swearing the relevant Statutory Declaration, may have made for the purposes of swearing that Statutory Declaration or as to the existence or otherwise of reasonable grounds for the opinion formed by any such Director that the relevant Company, having carried out the transaction whereby the assistance was to be given, would be able to pay its debts in full as they became due;

Powers of Attorney

4.26	no opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents;

Financial Sanctions

4.27	if a party to the Transaction Documents or to any transfer of, or payment in respect of, any Transaction Document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void;

Effective Date of Opinion

4.29	this opinion is given as of the Opinion Date and we are under no obligation to notify any person of changes in Irish law or practice during the life of the transactions contemplated by the Transaction Documents.

Benefit of Opinion

This opinion is addressed to and is solely for your benefit and may not be relied on in any manner or for any purpose by any other person or entity other than as set out below. This opinion is not to be relied upon or used, transmitted to, referred to, quoted from, circulated or copied to, filed with or disclosed to any person save (i) that it may be attached as an exhibit to the Form S-4 (and, accordingly, filed with the SEC); (ii) where required by law or judicial process; (iii) that a copy of this opinion may be provided for information purposes to your auditors or your other legal advisors, but only on the basis that such persons may not rely on this opinion and no such person may provide a copy of this opinion to any other person.

We consent to the use of this opinion as an exhibit to the Form S-4 and to the reference to our firm under the heading “Legal Matters” in the Form S-4. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (as amended) of the United States of America, or the rules and regulations issued under it. Notwithstanding any other provision of this opinion, this opinion may be relied upon by Fried, Frank, Harris, Shriver & Jacobson LLP, as if it were addressed to them.

We have advised only the Companies on the matters referred to in this opinion and have neither advised nor any other person in relation same. Without prejudice to the express terms of this opinion and reliance thereon by the Issuer, the provision of this opinion is not taken as implying that we owe any duty of care to anyone other than the Companies in relation to matters referred to herein.

This opinion is given on the basis that it is governed by, and is to be construed in accordance with, current Irish law as of the Opinion Date and that any action arising out of it is to be determined by the High Court of Justice in Ireland (which shall have exclusive jurisdiction in relation thereto).

Yours faithfully,

Dillon Eustace

Solicitors

SCHEDULE 1

The Companies

Part 1

Perrigo Company plc (formerly Perrigo Company Limited and, prior to that, Blisfont Limited) (the “Issuer”)

Habsont (formerly Habsont Limited) (“Habsont”)

Part 2

Elan Corporation Limited (“ECL”)

Elan Holdings Limited (“EHL”)

Elan Pharma International Limited (“EPIL”)

Elan Regulatory Holdings Limited (“ERHL”)

Elan Science Five Limited (“ESFL”)

Keavy Finance Limited (“KFL”)

The Institute of Biopharmaceutics Limited (“IBL”)

Definitions

Together, ECL, EHL, EPIL, ERHL, ESFL, KFL and IBL are referred to as the “Elan Guarantors” and each an “Elan Guarantor”.

Together, Habsont and the Elan Guarantors are referred to as the “Guarantors” and each a “Guarantor”.

Together, the Issuer and the Guarantors are referred to as the “Companies” and each a “Company”.

SCHEDULE 2

The Transaction Documents

Part 1

1.	Indenture dated 8th November, 2013, between Wells Fargo Bank, National Association, as trustee under the Indenture (the “Trustee”) and the Issuer (the “Original Indenture”).

2.	Registration of Rights Agreement dated 8th November, 2013 between the Issuer, the Initial Guarantors (as defined therein) and Barclays Capital Inc., HSBC Securities (USA) Inc. (as representatives of the Initial Purchasers) (the “Original Registration of Rights Agreement”); and

3.	Purchase Agreement dated 5th November, 2013 between the Issuer, the Initial Guarantors (as defined therein), Barclays Capital Inc., HSBC Securities (USA) Inc. (as representatives of the Initial Purchasers) (the “Original Purchase Agreement”),

Together referred to as the “Original Documents” and each an “Original Document”.

Part 2

1.	Joinder Agreement dated 14th February, 2014 to the Purchase Agreement between the Elan Guarantors, Barclays Capital Inc., HSBC Securities (USA) Inc. (as representatives of the Initial Purchasers) (the “PA Joinder”);

2.	Joinder Agreement dated 14th February, 2014 to the Registration of Rights Agreement between the Issuer, the Initial Guarantors (as defined therein), Barclays Capital Inc. and HSBC Securities (USA) Inc. (as representatives of the Initial Purchasers) and the Elan Guarantors (the “RRA Joinder”); and

3.	Second Supplemental Indenture dated 14th February, 2014 between the Issuer, the Elan Guarantors and Wells Fargo Bank, National Association (as trustee) (the “Second Supplemental Indenture”),

Together referred to as the “Joinder Documents” and each a “Joinder Document”.

Part 3

The Original Indenture as amended, varied and/or supplemented from time to time (including without limitation by the Second Supplemental Indenture), the “Indenture”.

The Original Registration of Rights Agreement as amended, varied and/or supplemented from time to time (including without limitation by the RRA Joinder), the “Registration of Rights Agreement”.

The Original Purchase Agreement as amended, varied and/or supplemented from time to time (including without limitation by the PA Joinder), the “Purchase Agreement”.

Together, the Indenture, the Registration of Rights Agreement and the Purchase Agreement are referred to as the “Transaction Documents” and each a “Transaction Document”.

SCHEDULE 3

The Documents

1.	Signed certificate of a director of the Issuer dated 8th November, 2013 (the “Issuer’s Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	the Issuer’s memorandum and articles of association;

(b)	the Issuer’s certificate of incorporation and the certificate of incorporation on change of name;

(c)	the minutes of a meeting of the board of Directors of the Issuer held on 21st October, 2013;

(d)	a statutory declaration sworn by a majority of the directors of the Issuer for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 21st October, 2013 (the “Issuer Statutory Declaration”);

(e)	a written resolution passed by all of the shareholders at that time of the Issuer entitled to attend and vote at a general meeting of the Issuer attaching a copy of the Issuer Statutory Declaration (the “Issuer Resolution”);

2.	Signed certificate of a director of the Issuer dated [ ] August, 2014 (the “Issuer Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	the Issuer’s memorandum and articles of association;

(b)	the Issuer’s certificate of incorporation, the certificate of incorporation on change of name and certificate of re-registration; and

(c)	an extract from the minutes of a meeting of the board of Directors of the Issuer held on 13th August, 2014 (the “Issuer Extract”);

3.	Signed certificate of a director of Habsont dated 8th November, 2013 (the “Habsont Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	Habsont’s memorandum and articles of association;

(b)	Habsont’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of Habsont held on 21st October, 2013;

(d)	a statutory declaration sworn by a majority of the directors of Habsont for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 21st October, 2013 (the “Habsont Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of Habsont entitled to attend and vote at a general meeting of Habsont attaching a copy of the Issuer Statutory Declaration (the “Issuer Resolution”);

4.	Signed certificate of a director of Habsont dated [ ] August, 2014 (the “Habsont Certificate”);

5.	Signed certificate of a director of ECL dated 14th February, 2014 (the “ECL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	ECL’s memorandum and articles of association;

(b)	ECL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of ECL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of ECL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “ECL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of ECL entitled to attend and vote at a general meeting of ECL attaching a copy of the ECL Statutory Declaration (the “ECL Resolution”);

6.	Signed certificate of a director of ECL dated [ ] August, 2014 (the “ECL Certificate”);

7.	Signed certificate of a director of EHL dated 14th February, 2014 (the “EHL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	EHL’s memorandum and articles of association;

(b)	EHL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of EHL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of EHL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “EHL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of EHL entitled to attend and vote at a general meeting of EHL attaching a copy of the EHL Statutory Declaration (the “EHL Resolution”);

8.	Signed certificate of a director of EHL dated [ ] August, 2014 (the “EHL Certificate”);

9.	Signed certificate of a director of EPIL dated 14th February, 2014 (the “EPIL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	EPIL’s memorandum and articles of association;

(b)	EPIL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of EPIL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of EPIL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “EPIL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of EPIL entitled to attend and vote at a general meeting of EPIL attaching a copy of the EPIL Statutory Declaration (the “EPIL Resolution”);

10.	Signed certificate of a director of EPIL dated [ ] August, 2014 (the “EPIL Certificate”);

11.	Signed certificate of a director of ERHL dated 14th February, 2014 (the “ERHL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	ERHL’s memorandum and articles of association;

(b)	ERHL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of ERHL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of ERHL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “ERHL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of ERHL entitled to attend and vote at a general meeting of ERHL attaching a copy of the ERHL Statutory Declaration (the “ERHL Resolution”);

12.	Signed certificate of a director of ERHL dated [ ] August, 2014 (the “ERHL Certificate”);

13.	Signed certificate of a director of ESFL dated 14th February, 2014 (the “ESFL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	ESFL’s memorandum and articles of association;

(b)	ESFL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of ESFL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of ESFL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “ESFL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of ESFL entitled to attend and vote at a general meeting of ESFL attaching a copy of the ESFL Statutory Declaration (the “ESFL Resolution”);

14.	Signed certificate of a director of ESFL dated [ ] August, 2014 (the “ESFL Certificate”);

15.	Signed certificate of a director of KFL dated 14th February, 2014 (the “KFL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	KFL’s memorandum and articles of association;

(b)	KFL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of KFL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of KFL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “KFL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of KFL entitled to attend and vote at a general meeting of KFL attaching a copy of the KFL Statutory Declaration (the “KFL Resolution”);

16.	Signed certificate of a director of KFL dated [ ] August, 2014 (the “KFL Certificate”);

17.	Signed certificate of a director of IBL dated 14th February, 2014 (the “IBL Initial Certificate”) attaching, among other things, certified true, correct and up-to-date copies of:

(a)	IBL’s memorandum and articles of association;

(b)	IBL’s certificate of incorporation;

(c)	the minutes of a meeting of the board of Directors of IBL held on 12th February, 2014;

(d)	a statutory declaration sworn by a majority of the directors of IBL for the purposes of Section 60 of the Companies Act 1963 (as amended) at their meeting held on 12th February, 2014 (the “IBL Statutory Declaration”); and

(e)	a written resolution passed by all of the shareholders at that time of IBL entitled to attend and vote at a general meeting of IBL attaching a copy of the IBL Statutory Declaration (the “IBL Resolution”);

18.	Signed certificate of a director of IBL dated [ ] August, 2014 (the “IBL Certificate”).

Definitions

Together, the Issuer Initial Certificate, the Issuer Certificate, the Habsont Initial Certificate, the Habsont Certificate, the ECL Initial Certificate, the ECL Certificate, the EHL Initial Certificate, the EHL Certificate, the EPIL Initial Certificate, the EPIL Certificate, the ERHL Initial Certificate, the ERHL Certificate, the ESFL Initial Certificate, the ESFL Certificate, the KFL Initial Certificate, the KFL Certificate, the IBL Initial Certificate and the IBL Certificate are referred to as the “Certificates” and each a “Certificate”.

Together, the Habsont Initial Certificate, the ECL Initial Certificate, the EHL Initial Certificate, the EPIL Initial Certificate, the ERHL Initial Certificate, the ESFL Initial Certificate, the KFL Initial Certificate and the IBL Initial Certificate are referred to as the “Guarantors’ Initial Certificates” and each a “Guarantor’s Initial Certificate”.

Together, the Habsont Certificate, the ECL Certificate, the EHL Certificate, the EPIL Certificate, the ERHL Certificate, the ESFL Certificate, the KFL Certificate and the IBL Certificate are referred to as the “Guarantors’ Certificates” and each a “Guarantor’s Certificate”.

Together, the Issuer Certificate and the Guarantors’ Certificates are referred to as the “Directors’ Certificate” and each a “Director’s Certificate”.

Together, the Issuer Minutes, the Issuer Extract, the Habsont Minutes, the ECL Minutes, the EHL Minutes, the EPIL Minutes, the ERHL Minutes, the ESFL Minutes, the KFL Minutes and the IBL Minutes are referred to as the “Minutes”.

Together, the Issuer Statutory Declaration, the Habsont Statutory Declaration, the ECL Statutory Declaration, the EHL Statutory Declaration, the EPIL Statutory Declaration, the ERHL Statutory Declaration, the ESFL Statutory Declaration, the KFL Statutory Declaration and the IBL Statutory Declaration are referred to as the “Statutory Declarations” and each a “Statutory Declaration”.

Together, the Issuer Resolution, the Habsont Resolution, the ECL Resolution, the EHL Resolution, the EPIL Resolution, the ERHL Resolution, the ESFL Resolution, the KFL Resolution and the IBL Resolution are referred to as the “Resolutions” and each a “Resolution”.